Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Universal Logistics Holdings, Inc.

Warren, Michigan

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 (No. 333-221215) and Form S-8 (No.333-198376) of Universal Logistics Holdings, Inc., of our reports dated March 18, 2019, relating to the consolidated financial statements, and the effectiveness of Universal Logistics Holdings, Inc.’s internal control over financial reporting, which appear in this Form 10-K.  Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s change in its method of accounting for revenue from contracts with customers and its method of accounting for investments in equity securities.

/s/ BDO USA, LLP

Troy, Michigan

March 18, 2019

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